EXHIBIT 99.1

Press Release

Contact:	United Community Bancorp

Elmer G. McLaughlin, President and Chief Executive Officer

(812) 537-4822

United Community Bancorp Reports Fourth Quarter and Year-End Results

Lawrenceburg, Indiana – July 27, 2018 – United Community Bancorp (the “Company”) (Nasdaq: UCBA), the parent company of United Community Bank (the “Bank”), today reported net income of $889,000, or $0.21 per diluted share, for the quarter ended June 30, 2018, which represents decreases of $98,000, or 9.9%, and $0.03, or 12.5%, when compared to net income and earnings per diluted share, respectively, for the quarter ended June 30, 2017. The Company also reported net income of $3.0 million for the fiscal year ended June 30, 2018, which represents a decrease of $488,000, or 14.2%, when compared to the fiscal year ended June 30, 2017. Earnings per diluted share for the fiscal year ended June 30, 2018 were $0.72, which represents a decrease of 14.3% when compared to the same prior year period.

As was announced by the Company in a joint press release with Civista Bancshares, Inc. on March 12, 2018, the Company’s Board of Directors signed a definitive agreement with Civista Bancshares, Inc. to merge with and into Civista Bancshares, Inc. The merger is expected to close on September 14, 2018, subject to the satisfaction of customary closing conditions. The Company incurred approximately $323,000 in pre-tax merger related expenses during the quarter ended June 30, 2018, and approximately $973,000 in pre-tax merger related expenses for the fiscal year ended June 30, 2018, which negatively impacted the Company’s net income.

The Company’s net income for the fiscal year ended June 30, 2018 was also impacted negatively by a one-time adjustment to the net deferred tax asset in the amount of $683,000 due to the effect of the tax law changes established by the Tax Cuts and Jobs Act (the “Act”), which was signed into law by the President on December 22, 2017. The Act reduced the federal corporate tax rate to 21%. This change required the Company to revalue its net deferred tax asset, which represents corporate tax benefits anticipated to be realized in the future. The reduction in the federal corporate tax rate reduces the tax benefits of the net deferred tax asset. While the one-time adjustment caused a reduction in after-tax net income during the current fiscal year, the reduction of the corporate income tax rate from 34% to 21% is expected to be favorable to the Company in future periods.

United Community Bancorp

Summarized Statements of Income

(In thousands, except per share data)

	For the fiscal year ended
	6/30/2018	6/30/2017
	(Unaudited)	(Unaudited)
Interest income	$17,651	$16,180
Interest expense	2,532	2,269
Net interest income	15,119	13,911

Provision for loan losses	89	55
Net interest income after provision for loan losses	15,030	13,856

Total noninterest income	4,567	4,796
Total noninterest expense	15,369	14,252
Income before income taxes	4,228	4,400

Income tax provision	1,269	953
Net income	$2,959	$3,447

Basic earnings per share	$0.73	$0.85
Diluted earnings per share	$0.72	$0.84

Weighted average shares outstanding:

Basic	4,077,019	4,042,537
Diluted	4,137,304	4,086,662

Summarized Consolidated Statements of Financial Condition

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
(In thousands, except for per share data)	6/30/2018	3/31/2018	12/31/2017	9/30/2017	6/30/2017
ASSETS
Cash and Cash Equivalents	$37,461	$39,736	$33,322	$33,434	$26,885
Investment Securities	168,204	177,987	184,946	184,645	189,516
Loans Receivable, net	307,402	296,811	291,563	287,342	282,477
Other Assets	37,601	36,925	36,388	36,932	38,053
Total Assets	$550,668	$551,459	$546,219	$542,353	$536,931

LIABILITIES
Municipal Deposits	$114,327	$111,422	$114,011	$105,910	$107,155
Other Deposits	354,920	358,652	348,029	352,066	346,500
FHLB Advances	6,833	6,833	8,833	8,833	8,833
Other Liabilities	2,952	3,377	3,386	3,486	3,152
Total Liabilities	479,032	480,284	474,259	470,295	465,640
Commitments and contingencies	-	-	-	-	-
Total Stockholders' Equity	71,636	71,175	72,960	72,058	71,291
Total Liabilities & Stockholders' Equity	$550,668	$551,459	$546,219	$542,353	$536,931

Outstanding Shares	4,217,619	4,217,619	4,201,113	4,201,113	4,205,980
Tangible Book Value per share	$16.37	$16.25	$16.50	$16.51	$16.30

Summarized Consolidated Statements of Income

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	6/30/2018	3/31/2018	12/31/2017	9/30/2017	6/30/2017
	(for the three months ended, in thousands, except per share data)

Interest Income	$4,497	$4,433	$4,356	$4,365	$4,206
Interest Expense	723	575	581	653	561
Net Interest Income	3,774	3,858	3,775	3,712	3,645
Provision for Loan Losses	59	7	9	14	12
Net Interest Income after Provision for Loan Losses	3,715	3,851	3,766	3,698	3,633

Total Noninterest Income	1,228	1,102	1,137	1,100	1,176
Total Noninterest Expense	3,902	4,220	3,492	3,755	3,511
Income before Tax Provision	1,041	733	1,411	1,043	1,298
Income Tax Provision	152	22	914	181	311
Net Income	$889	$711	$497	$862	$987

Basic Earnings per Share	$0.22	$0.17	$0.12	$0.21	$0.24
Diluted Earnings per Share	$0.21	$0.17	$0.12	$0.21	$0.24

Weighted Average Shares Outstanding:

Basic	4,098,848	4,090,320	4,058,999	4,060,435	4,062,021
Diluted	4,181,211	4,155,809	4,120,295	4,095,785	4,110,685

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	For the three months ended
	6/30/2018	3/31/2018	12/31/2017	9/30/2017	6/30/2017
Performance Ratios:
Return on average assets (1)	0.65%	0.52%	0.36%	0.64%	0.73%
Return on average equity (1)	4.99%	3.99%	2.75%	4.80%	5.57%
Interest rate spread (2)	2.90%	2.97%	2.92%	2.92%	2.85%
Net interest margin (3)	2.95%	3.01%	2.96%	2.96%	2.88%
Noninterest expense to average assets (1)	2.84%	3.08%	2.55%	2.79%	2.58%
Efficiency ratio (4)	78.01%	85.08%	69.12%	78.03%	72.83%
Average interest-earning assets to average interest-bearing liabilities	108.06%	108.06%	108.16%	108.21%	107.78%
Average equity to average assets	12.99%	12.99%	13.19%	13.34%	13.03%

Bank Capital Ratios:

Tangible capital	11.19%	11.13%	10.98%	11.24%	11.13%

Core capital	11.19%	11.13%	10.98%	11.24%	11.13%

Total risk-based capital	21.08%	21.29%	21.38%	21.76%	21.90%

Asset Quality Ratios:
Nonperforming loans as a percent of total loans	0.17%	0.21%	0.36%	0.69%	1.02%
Nonperforming assets as a percent of total assets	0.10%	0.13%	0.19%	0.39%	0.56%
Allowance for loan losses as a percent of total loans	1.26%	1.27%	1.42%	1.47%	1.50%
Allowance for loan losses as a percent of nonperforming loans	741.48%	611.11%	393.03%	212.79%	146.80%
Net charge-offs (recoveries) to average outstanding loans during the period (1)	(0.08)%	0.53%	0.15%	0.05%	0.06%

(1)	Quarterly income and expense amounts used in calculating the ratio have been annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents total noninterest expense divided by the sum of net interest income and total other income.

For the three months ended June 30, 2018:

Net income totaled $889,000 for the quarter ended June 30, 2018, which represented a decrease of $98,000, or 9.9%, when compared to the quarter ended June 30, 2017.

Net income decreased primarily due to a $391,000 increase in non-interest expense. The increase in non-interest expense, which was primarily the result of the aforementioned merger related expenses and totaled $323,000 pre-tax and a $47,000 increase to the provision for loan losses. These were partially offset by a $159,000 decrease in income tax provision, a $129,000 increase in net interest income and a $52,000 increase in non-interest income when compared to the prior year quarter.

Net interest income totaled $3.8 million for the quarter ended June 30, 2018, which represents an increase of $129,000, or 3.5%, when compared to the quarter ended June 30, 2017. The growth in the Company’s core business was the result of an increase in interest income of $291,000 partially offset by an increase in interest expense of $162,000. Interest income increased due to a $10.9 million increase in the average balance of loans, an increase in the average rate earned on loans from 4.31% in the prior year quarter to 4.67% in the current year quarter, partially offset by a $9.9 million decrease in the average balance of investment securities and a decrease in the average rate earned on investments from 2.31% in the prior year quarter to 2.26% in the current year quarter. The increase in loan balances is primarily the result of the continued execution of our controlled growth strategy in mortgage and commercial lending. Interest expense increased due to a $6.1 million increase in the average balance of deposits and an increase in the average rate paid on deposits from 0.44% in the prior year quarter to 0.58% in the current year quarter.

Nonperforming assets as a percentage of total assets decreased from 0.13% at March 31, 2018 to 0.10% at June 30, 2018. Nonperforming loans as a percentage of total loans decreased from 0.21% at March 31, 2018 to 0.17% at June 30, 2018. The Company remains focused on improving asset quality and continues to review all available options to decrease nonperforming assets. The provision for loan losses was $59,000 for the quarter ended June 30, 2018, which represents an increase of $47,000 compared to the prior year quarter.

Noninterest income totaled $1.2 million for the quarter ended June 30, 2018, which represents an increase of $52,000, or 4.4%, when compared to the prior year quarter. The increase was primarily due to an increase in Bank-Owned Life Insurance income due to the passing of a retired employee, which resulted in a gain of $160,000. There was a smaller gain of $104,000 in the prior year quarter following the passing of a Director. The increase was also partially due to a $34,000 increase in the market value adjustment of mortgage servicing rights, net of amortization, as compared to the prior year quarter. These increases were partially offset by a $50,000 decrease in gain on the sale of mortgage loans, which resulted from lower sales volume.

Noninterest expense totaled $3.9 million for the quarter ended June 30, 2018, which represents an increase of $391,000, or 11.1%, when compared to the prior year quarter. The increase was primarily due to $323,000 in merger related expenses incurred during the quarter with no such corresponding event in the prior year quarter. The increase was also partially caused by a $313,000 increase in compensation expense, partially offset by a $153,000 decrease in premises and occupancy expense and a $55,000 decrease in professional fees.

The provision for income taxes totaled $152,000, which represents a decrease of $159,000 when compared to the prior year quarter. The decrease is primarily due to a decrease in taxable income and a decrease in the statutory tax rate in the current year quarter as compared to the prior year quarter.

For the year ended June 30, 2018:

Net income totaled $3.0 million for the year ended June 30, 2018, which represents a decrease of $488,000, or 14.2%, when compared to the year ended June 30, 2017.

Net income decreased primarily due to a $1.1 million increase in noninterest expense, a $316,000 increase in the income tax provision and a $229,000 decrease in noninterest income. These were partially offset by a $1.2 million increase in net interest income when compared to the prior year.

Net interest income totaled $15.1 million for the year ended June 30, 2018, which represents an increase of $1.2 million, or 8.7%, when compared to the prior year. The growth in the Company’s core business was due to a $1.5 million increase in interest income, partially offset by a $263,000 increase in interest expense. Interest income increased primarily due to a $12.6 million increase in the average balance of loans, an increase in the average rate earned on loans from 4.29% in the prior year to 4.49% in the current year, and an increase in the average rate earned on investment securities from 2.22% in the prior year to 2.40% in the current year. Interest expense increased primarily as a result of a $11.7 million increase in the average balance of deposits and an increase in the average rate paid on deposits from 0.46% in the prior year to 0.51% in the current year.

Nonperforming assets as a percentage of total assets decreased from 0.56% at June 30, 2017 to 0.10% at June 30, 2018. Nonperforming loans as a percentage of total loans decreased from 1.02% at June 30, 2017 to 0.17% at June 30, 2018. The Company remains focused on improving asset quality and continues to review all available options to decrease nonperforming assets. The provision for loan losses was $89,000 for the year ended June 30, 2018, which represents an increase of $34,000 compared to the prior year.

Noninterest income totaled $4.6 million for the year ended June 30, 2018, which represents a decrease of $229,000, or 4.8%, compared to the prior year. The decrease was primarily due to a $370,000 decrease in gain on the sale of mortgage loans, resulting from a decrease in sales volume, and a $70,000 decrease in gain on the sale of investment securities. These decreases were partially offset by a $106,000 increase in gain on the sale of other real estate owned and a $95,000 increase in mortgage servicing rights market value adjustment, net of amortization, when compared to the prior year.

Noninterest expense totaled $15.4 million for the year ended June 30, 2018, which represented an increase of $1.1 million, or 7.8%, compared to the prior year. The increase in noninterest expense was primarily the result of $973,000 in merger related expenses incurred during the year with no such corresponding expense in the prior year, and a $389,000 increase in compensation expense. These increases were partially offset by a $130,000 decrease in professional fees and a $112,000 decrease in premises and occupancy expense when compared to the prior year.

The provision for income taxes totaled $1.3 million for the year ended June 30, 2018, which represented an increase of $316,000 when compared to the prior year. The increase was primarily due to the aforementioned one-time adjustment of $683,000 to the net deferred tax asset, which was recorded in the quarter ended December 31, 2017, partially offset by lower taxable income and a decrease in the statutory tax rate when compared to the prior year.

Statement of Financial Condition:

Total assets were $550.7 million at June 30, 2018, compared to $536.9 million at June 30, 2017. Total assets increased during the period primarily due to loan growth of $24.9 million and an increase in cash and cash equivalents of $10.6 million. These increases were partially offset by a $21.3 million decrease in investment securities.

In addition to the loan growth achieved during the year ended June 30, 2018, the Company had approximately $17.9 million in undisbursed construction loans as of June 30, 2018. While these were not on the Company’s balance sheet as of June 30, 2018 and there can be no assurance of disbursement in the future, the loans have closed and management expects the majority of these committed funds to be disbursed.

Total liabilities were $479.0 million at June 30, 2018, compared to $465.6 million at June 30, 2017. The increase was primarily due to a $15.6 million increase in deposits during the period, partially offset by a $2.0 million decrease in FHLB borrowings.

Stockholders’ equity totaled $71.6 million at June 30, 2018, compared to $71.3 million at June 30, 2017. The increase was primarily due to net income of $3.0 million and a $1.0 million increase to various stockholders’ equity accounts relating to existing equity incentive plan awards and the amortization of ESOP shares. These were partially offset by a $2.0 million decrease in accumulated other comprehensive income and dividends declared totaling $1.6 million. The decrease in accumulated other comprehensive income was the result of increasing market interest rates during the year. In connection with the preparation of the financial statements for the quarter ended June 30, 2018, management evaluated the credit quality of the investment portfolio and believes all unrealized losses to be temporary. Management has the intent and the ability to hold these securities until the value recovers or until maturity.

There were 4,217,619 and 4,205,980 outstanding shares of common stock at June 30, 2018 and June 30, 2017, respectively. For all periods presented, the Bank was considered “well-capitalized” under applicable regulatory requirements.

United Community Bancorp is the parent company of United Community Bank, headquartered in Lawrenceburg, Indiana. The Bank currently operates eight offices in Dearborn and Ripley Counties, Indiana.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may affect our business, such as those changes caused by the Tax Cuts and Jobs Act, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows, changes in the quality or composition of the Company’s loan or investment portfolios, and the ability to complete the previously announced merger with Civista Bancshares, Inc. within the expected timeframe. Additionally, other risks and uncertainties may be described in the Company’s annual report on Form 10-K for the year ended June 30, 2017 filed with the SEC on September 26, 2017 which is available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.